EXHIBIT 5.1

July 19, 2006
CenterStaging Corp.
3407 Winona Avenue
Burbank, California 91504

Ladies and Gentlemen:

At your request, we have examined the Registration Statement on Form S-8 (the “Registration Statement”) to which this letter is attached as Exhibit 5.1 filed by CenterStaging Corp., a Delaware corporation (the “Company”), in order to register under the Securities Act of 1933, as amended (the “Act”), 20,000 shares of common stock, $0.0001 par value (the “Shares”), of the Company to be sold and issued pursuant to the Consulting Agreement, dated as of April 10, 2006, between the Company and Michael Rosenblum (the “Rosenblum Agreement”).

We also have examined such other documents and reviewed such questions of law as we have considered necessary or appropriate for purposes of this opinion. Based on the foregoing, we are of the opinion that the Shares have been duly authorized for issuance and, upon issuance and sale in conformity with and pursuant to the Rosenblum Consulting Agreement, will be validly issued, fully paid and nonassessable.

We consent to the use of this opinion as an Exhibit to the Registration Statement and to the use of our name in the Prospectus constituting a part thereof. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Act or under the rules and regulations of the Commission.

Very truly yours, /s/ Troy & Gould TROY & GOULD Professional Corporation